UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Beacon Roofing Supply, Inc.

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One Lakeland Park Drive
Peabody, Massachusetts 01960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 5, 2010

To the shareholders of Beacon Roofing Supply, Inc.:

The 2010 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at our office at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 on Friday, February 5, 2010, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	A proposal to elect seven members to our Board of Directors to hold office until the 2011 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010 (Proposal No. 2); and
(3)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on December 10, 2009 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States. If set forth on your proxy card, you may also use the internet to submit your vote by following the instructions.

By Order of the Board of Directors

/s/ Ross D. Cooper

Ross D. Cooper
Secretary
Herndon, Virginia
January 7, 2010

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope or vote via the internet where available. No postage is required if mailed in the United States. Shareholders who execute a proxy card or submit their vote using the internet may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 5, 2010: This proxy statement and 2009 Annual Report to Stockholders are available at www.edocumentview.com/BECN.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2010 annual meeting of shareholders to be held at our office at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 on Friday, February 5, 2010, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed to shareholders of common stock on or about January 7, 2010. Shareholders should review the information provided in this proxy statement in conjunction with our 2009 Form 10-K which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” Voting may be available on the internet if indicated on your proxy card. The proxy statement and annual report to shareholders are available to be viewed and downloaded at www.edocumentview.com/BECN.

Our principal executive offices are located at One Lakeland Park Drive, Peabody, Massachusetts 01960.

ABOUT THE MEETING

What is the Date, Time and Place of the Annual Meeting?

Beacon Roofing Supply Inc.'s 2010 Annual Shareholders' Meeting will be held on Friday, February 5, 2010, beginning at 8:00 a.m., local time, at our office at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) the election of directors; 2) the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010; and 3) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on December 10, 2009, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 45,312,780 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at One Lakeland Park Drive, Peabody, Massachusetts 01960 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in `street name` (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 45,312,780 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest numbers of shares of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the ratification of the selection of Ernst & Young LLP and the approval of any other matter that may be submitted to a vote of our shareholders.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors. On other matters submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against.” If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board's recommendations?

Our board of directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement and FOR the ratification of the selection of Ernst & Young LLP.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (a) FOR the election of the respective nominees for director named in this proxy statement; (b) FOR the ratification of the selection of Ernst & Young LLP; and (c) in accordance with the recommendation of our board of directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

You can vote in any of the following ways.

1.)	To vote by mail:
•	Mark, sign and date your proxy card; and
•	Return it in the enclosed envelope.
2.)	Use the Internet site if listed on your proxy card.
3.)	To vote in person if you are a registered shareholder:
•	Attend our annual meeting;
•	Bring valid photo identification; and
•	Deliver your completed proxy card or ballot in person.

To vote in person if you hold in “street name:”

•	Attend our annual meeting;
•	Bring valid photo identification; and
•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

Can I change my vote after I return my proxy card or vote using the internet?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters, or by voting through the internet at a later date where available.

Who pays for costs relating to the proxy materials and annual meeting of shareholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

(i)	each shareholder known by us to beneficially own more than 5% of our common stock,
(ii)	each of our directors,
(iii)	each executive officer named in the Summary Compensation Table in “Executive Compensation,” and
(iv)	all directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

Name and Address of Beneficial Owners(1)	Common Stock Beneficially Owned
	Shares	Percent
Shareholders owning more than 5% of our common stock:
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	4,224,600	9.3%
Lord Abbett & Co. L.L.C.(3) 90 Hudson Street – 11th Floor Jersey City, NJ 07302	4,031,708	8.9%
Farrallon Capital Management, L.L.C.(4) Farrallon Partners, L.L.C. One Maritime Plaza – Suite 2100 San Francisco, CA 94111	2,525,422	5.6%
Barclays Global Investors, NA(5) Barclays Global Funds Advisors 400 Howard Street San Francisco, CA 94105	2,502,280	5.5%
Fiduciary Management, Inc.(6) 100 East Wisconsin Ave. Milwaukee, WI 53202	2,475,330	5.5%

Directors and executive officers:
Robert R. Buck(7)	250,350	*
Paul M. Isabella(8)	99,334	*
David R. Grace(9)	322,476	*
Ross D. Cooper(10)	45,667	*
Andrew R. Logie(11)	429,386	*
H. Arthur Bellows, Jr.(12)	98,101	*
James J. Gaffney(13)	94,120	*
Peter M. Gotsch(14)	118,601	*
Wilson B. Sexton(15)	169,851	*
Stuart A. Randle(16)	72,351	*
All directors and executive officers as a group (10 persons)	1,700,237	3.7%

*	Less than 1%
(1)	Information concerning beneficial ownership of shares is as of December 10, 2009, the record date. Includes the number of shares that such person has the right to acquire beneficial ownership as of that date and which such person has the right to acquire beneficial ownership of within 60 days thereafter.

(2)	Based on the share information for T. Rowe Price Associates, Inc. as of December 31, 2008, reported on Schedule 13G filed by them on February 11, 2009. T. Rowe Price reported sole dispositive power with respect to all such shares, sole voting power with respect to 2,021,500 shares, and shared voting power with respect to none of the shares.
(3)	Based on the share information for Lord Abbett & Co. L.L.C. as of December 31, 2008, reported on Schedule 13G filed by them on February 13, 2009. Lord Abbett reported sole dispositive power with respect to all such shares, sole voting power with respect to 3,462,503 shares, and shared voting power with respect to none of the shares.
(4)	Based on the share information forFarrallon Capital Management, L.L.C. et al. as of December 3, 2009, reported on Schedule 13G filed by them on December 14, 2009. Farrallon reported shared dispositive and voting power with respect to all of the shares.
(5)	Based on the share information forBarclays Global Investor, NA, et al. as of December 31, 2008, reported on Schedule 13G filed by them on February 5, 2009. Barclays reported sole dispositive power with respect to all such shares, sole voting power with respect to 2,368,842 shares, and shared voting power with respect to none of the shares.
(6)	Based on the share information forFiduciary Management, Inc.as of December 31, 2008, reported on Schedule 13G filed by them on February 6, 2009. Fiduciary Management reported sole dispositive and voting power with respect to 2,463,630 shares and shared dispositive and voting power with respect to 11,770 shares.
(7)	Includes 156,533 shares issuable upon the exercise of options.
(8)	Includes 43,334 shares issuable upon the exercise of options.
(9)	Includes 103,334 shares issuable upon the exercise of options and 5,128 shares over which Mr. Grace shares investment control but of which he disclaims beneficial ownership.
(10)	Represents shares issuable upon the exercise of options.
(11)	Includes 37,351 shares issuable upon the exercise of options and 100,000 shares held by the Logie Beacon Limited Partnership over which Mr. Logie shares voting and investment control. Mr. Logie disclaims beneficial ownership of shares held by the Logie Beacon Limited Partnership in which he does not have a pecuniary interest.
(12)	Includes 89,851 shares issuable upon the exercise of options.
(13)	Includes 89,851 shares issuable upon the exercise of options and 4,269 shares over which Mr. Gaffney shares investment and voting control, but of which Mr. Gaffney disclaims beneficial ownership.
(14)	Includes 48,601 shares issuable upon the exercise of options.
(15)	Includes 89,851 shares issuable upon the exercise of options. Those options and an additional 80,000 shares are held by the Wilson Sexton Revocable Trust, over which Mr. Sexton has sole investment and voting control.
(16)	Includes 67,351 shares issuable upon the exercise of options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2009 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our commons shares have been granted.

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,160,025	$14.67	1,734,763
Equity compensation plans not approved by security holders	257,729	1.84	0
Total	3,417,754	$13.70	2,494,724

(1)	See Notes 2 and 10 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no Form 5 was required, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2009.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1.
ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our board of directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors is currently set at seven members. Upon election at the annual meeting, our directors will serve terms expiring at the 2011 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck
H. Arthur Bellows, Jr.
James J. Gaffney
Peter M. Gotsch
Andrew R. Logie
Stuart A. Randle
Wilson B. Sexton

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the board of directors, unless it is directed by a proxy to do otherwise.

Item 2.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010.

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and their level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

MANAGEMENT AND THE BOARD OF DIRECTORS

Who are the directors and executive officers of the Company?

Our board of directors currently consists of seven directors. Each director is elected for a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors. The board has determined that each of the following directors is independent under Nasdaq listing standards: H. Arthur Bellows, Jr., James J. Gaffney, Peter M. Gotsch, Stuart A. Randle and Wilson B. Sexton. Independent members of our board of directors shall meet in executive session at least two times a year.

Name	Age	Position
Robert R. Buck	62	Chairman of the Board and Chief Executive Officer, Director
Paul M. Isabella	54	President and Chief Operating Officer
David R. Grace	50	Senior Vice President, Chief Financial Officer
Ross D. Cooper	44	Senior Vice President, General Counsel and Secretary
H. Arthur Bellows, Jr.	71	Director
James J. Gaffney	69	Director
Peter M. Gotsch	45	Director
Andrew R. Logie	65	Director
Stuart A. Randle	50	Director
Wilson B. Sexton	73	Director

Robert R. Buck, Chairman and Chief Executive Officer. Mr. Buck joined us as President and Chief Executive Officer and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as a director of Kendle International, Inc. and Multi-Color Corporation, both of which are Nasdaq-traded companies, and privately-held LVI Services, Inc. Mr. Buck has a B.A. degree from the University of Cincinnati.

Paul M. Isabella, President and Chief Operating Officer. Mr. Isabella joined us in November 2007. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University at Cortland.

David R. Grace, Senior Vice President, Chief Financial Officer. Mr. Grace is responsible for financial management of our Company and each of our regional subsidiaries. Mr. Grace began his career as a CPA in public accounting with Baril and Smith CPA. He joined Beacon Sales Company as an accountant in 1987. He served in positions of increasing responsibility until he was named CFO at the time that we acquired Beacon Sales Company. Mr. Grace has a degree in accounting from Bentley College in Waltham, Massachusetts.

Ross D. Cooper, Senior Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a B.S. in civil engineering from Cornell University and a J.D. from George Washington University Law School.

H. Arthur Bellows, Jr., Director. Mr. Bellows became a director in January 2005. Mr. Bellows served on the Board of Directors of Hexcel Corporation and as its Chair of the audit committee and a member of its nominating and corporate governance committee from 2000 to May 2008. He has served as Chairman of Braeburn Associates, a merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. He is also a board member of First Communication, Inc., a public company, and serves as its Chairman of the Audit Committee and as a member of its Finance Committee. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999 and continued to serve as a director until March 2002. Mr. Bellows has a B.A. degree from Princeton University and an M.B.A. from the Harvard Business School.

James J. Gaffney, Director. Mr. Gaffney became a director in July 2004. From 1998 through 2003, he served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney presently serves on public boards as Chairman of the Board of Directors of Imperial Sugar Company and as a director of Pool Corporation, Armstrong World Industries, Inc. and World Color Press, Inc.Mr. Gaffney has a bachelors degree from St. John's University and an M.B.A. from New York University.

Peter M. Gotsch, Director. Mr. Gotsch has served as a director since 1997. He has been the Managing Partner of Ellipse Capital, a private equity firm, since 2008. Previously, Mr. Gotsch was a Partner with Code Hennessy & Simmons LLC, a private equity firm, and employed by its affiliates from 1989 to 2008. Mr. Gotsch holds a B.A. degree from St. Olaf College and an M.B.A. from Northwestern University. Mr. Gotsch currently serves as a member of the board of Houston Wire & Cable Company and The Hillman Companies, Inc.

Andrew R. Logie, Director. Mr. Logie and a group of investors acquired Beacon Sales Company, Inc. in 1984. As its new CEO, he oversaw the growth of the business from three to seven branches with sales increasing six-fold to $70 million in 1997 prior to its acquisition by Beacon Roofing Supply, Inc. From 1997 to October 2003, he was the Company's Chairman and Chief Executive Officer, and also President for most of that period. He served as the Company's Chairman thereafter until March 2007. Mr. Logie has over 40 years of experience in the roofing industry and attended Nichols College in Dudley, Massachusetts.

Stuart A. Randle, Director. Mr. Randle has served as director since February 2006. Since 2004, Mr. Randle has served as President, CEO and Director of GI Dynamics, a venture backed healthcare company, and currently also serves as a Director of Teleflex Incorporated and is a member of its Compensation Committee. Previously, he was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

Wilson B. Sexton, Director. Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of Pool Corporation. Mr. Sexton also serves as a board member of Houston Wire & Cable Company. Mr. Sexton is a Certified Public Accountant and holds a B.B.A. degree from Southern Methodist University.

BOARD OF DIRECTORS' MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2009?

During the fiscal year ended September 30, 2009 (“fiscal 2009”), our Board of Directors held five meetings. During fiscal 2009, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. In addition, all of the directors attended last year's annual meeting of shareholders. It is our policy for all directors to attend the annual meeting of shareholders.

What committees has the Board established?

The Board of Directors has established three committees: (1) the audit committee, (2) the compensation committee and (3) the nominating and corporate governance committee.

Audit Committee

The audit committee held six meetings in fiscal 2009. The audit committee selects the independent registered public accounting firm and reviews the independence of such firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The audit committee currently is comprised of H. Arthur Bellows, Jr., Peter Gotsch and Wilson B. Sexton, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is independent under Nasdaq listing standards. The board has also determined that Mr. Bellows is an “audit committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Bellows, Gotsch and Sexton meet Nasdaq's financial knowledge requirements. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The audit committee operates under a formal charter that governs its duties and conduct. The audit committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, MA 01960.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the audit committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our audit committee's responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal 2009.

Compensation Committee

The compensation committee held four meetings in fiscal 2009. The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The compensation committee reports its recommendations to the full board of directors for approval and authorization. It also makes recommendations to the board with respect to the compensation of the chief executive officer and administers our stock plans. The compensation committee is comprised of three directors who are independent under Nasdaq listing standards and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the compensation committee are James J. Gaffney, Wilson B. Sexton and Stuart A. Randle.

The compensation committee operates under a formal charter that governs its duties and conduct. The compensation committee complies with applicable Nasdaq rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our compensation committee's responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon's executive officers for fiscal 2009.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee held two meetings in fiscal 2009. The nominating and corporate governance committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the board of directors on the board's self-evaluation questionnaire. The nominating and corporate governance committee is currently comprised of James J. Gaffney, Stuart A. Randle and Peter M. Gotsch, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our board, including those who might be recommended or nominated by shareholders, the nominating and corporate governance committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. The nominating and corporate governance committee will consider nominees for our board of directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at our Herndon office. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate's signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 days and not more than 120 days before the one-year anniversary date of our most recent annual meeting of shareholders. The nominating and corporate governance committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the nominating and corporate governance committee is included in the nominating and corporate governance committee charter, available on our website at www.beaconroofingsupply.com. In addition, corporate governance guidelines adopted by the committee can be found immediately following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our board of directors can call 866-574-1199 in the United States and leave a message for the Chair of the audit committee, the board of directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the board of directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960, Attn: Corporate Controller. Each communication intended for members of the board of directors and received by the Corporate Controller will be reviewed by the Corporate Controller. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Compensation Disclosure and Analysis section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee's Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor's responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2009 and September 30, 2008.

Year	Audit	Audit-Related	Tax	All Other	Total
2009	$1,030,001	$37,800	$159,955	$—	$1,227,756
2008	$1,008,214	$40,800	$142,700	$—	$1,191,714

Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls and the reviews of the interim financial statements included in our Forms 10-Q.

The audit-related services reflect audit fees for our 401(k) profit-sharing plan and associated consultations.

Tax fees represent professional services related to tax compliance and consulting.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant's independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

Report of the Audit Committee

The role of the Audit Committee is to assist the board of directors in its oversight of the integrity of the Company's financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company's financial reporting process on behalf of the Company's board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.

AUDIT COMMITTEE:

H. Arthur Bellows, Jr., Chairman
Peter M. Gotsch
Wilson B. Sexton

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, review the Chief Executive Officer's performance and his or her recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations to the full board of directors for approval and authorization. It also recommends the annual compensation of the Chief Executive Officer to the board of directors and administers our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the attainment of our annual performance goals. These goals are principally based upon our income before income taxes.

The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options, and certain perquisites such as an auto allowance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company does not engage in specific numerical benchmarking in determining executive compensation. As described below, our Compensation Committee periodically considers available compensation data from peer companies. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the information as a general guideline in exercising its discretion in determining compensation for our executive officers.

Our executive compensation for the fiscal year ended September 30, 2009 (“fiscal 2009”) was based in part on information provided by Lyons, Benenson & Company in late 2006. Lyons, Benenson & Company reviewed data for a peer group of companies of relatively the same size and market capitalization as the Company in developing its recommendations to the Compensation Committee. The peer group companies in the 2006 review included Blue Linx Holdings, Fastenal Company, Huttig Building Products, Pool Corp. and W.W. Grainger. This survey data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal 2009. The Compensation Committee used the survey data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

The Compensation Committee again retained Lyons, Benenson & Company in 2009, for a fee of $39,000, to review all current aspects of executive compensation. Lyons, Benenson & Company reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations to the Compensation Committee. The peer companies included, among others,

BlueLinx Holdings, Builders FirstSource, Fastenal Company, Huttig Building Products, Pool Corp. and Watsco. This more recent survey data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2010 and beyond (see “Compensation for Fiscal Year 2010”).

Base Salaries

As noted above, the Compensation Committee evaluates the performance of our Chief Executive Officer, and recommends the Chief Executive Officer's salary to the full board of directors in light of that evaluation. The Compensation Committee reviews the base salary of the Chief Executive Officer on an annual basis in consideration of his performance during the previous year. Mr. Buck's base salary was set at $566,500 for fiscal 2009. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer's performance in setting fiscal 2009 compensation:

•	the Company's performance and relative shareholder return;
•	the value of Mr. Buck's leadership;
•	the compensation plans of chief executive officers of comparable companies; and
•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chief Executive Officer are also recommended annually by the Compensation Committee to the full board of directors after consultation with, and upon the recommendation of, the Chief Executive Officer. The base salary of each executive officer is recommended by the Chief Executive Officer to the Compensation Committee after evaluating each executive officer's performance over the year in consideration of (i) the Company's overall financial performance, (ii) the individual's performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer's recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive bonus. Annual incentives are a significant component of executive compensation, reflecting the Company's belief that management's contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these bonuses play a key role in enabling us to attract, retain and motivate our employees.

For fiscal 2009, under the terms of our management cash bonus plan, a base bonus amount was set for each participant. Those amounts are set forth below in the Grants of Plan Based Awards table under the heading “Target.”

The bonuses for our executive officers named in the Summary Compensation Table were based 50% on a Company-wide income before taxes target and 50% on qualitative performance evaluations by the Compensation Committee of our Chief Executive Officer and by our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. If the income before taxes target was not met at the 100% level, the participant's bonus with respect to that target was pro rated on a straight line basis if the participant achieves a range of 85% to 100% of target, with no bonus paid at less than 85% of target. The qualitative performance evaluations consider such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant could receive an additional maximum performance bonus if income before taxes exceeds 100% of target, up to an amount equal to 60% of the base bonus (100% for the Chief Executive Officer and 50% for Mr. Isabella). If the Company exceeds the target, the named executives each earn a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeds the target, up to their respective maximum performance bonus amount.

For fiscal 2009, the Company achieved income before taxes of approximately $86 million compared to an established target of approximately $70 million for the named executives. Our board of directors established the annual income before taxes target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual results, and their individual performance, each of the named executive officers earned their maximum bonus for fiscal 2009. The bonus amounts paid to each named executive officer for fiscal 2009 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total bonuses earned for fiscal 2009, comprised of the base bonus plus the additional bonus, were $682,000 for Mr. Buck, $660,000 for Mr. Isabella, $308,792 for Mr. Grace and $216,194 for Mr. Cooper.

Notwithstanding the terms of the management cash bonus plan and the annual targets, the Compensation Committee retains full discretion to award discretionary bonuses to the Chief Executive Officer and others in light of the totality of the circumstances. The Compensation Committee considers the Chief Executive Officer's recommendations in determining discretionary cash awards for our other named executive officers. The Chief Executive Officer's recommendations are guided by his evaluation of the Company's actual financial performance compared with our performance goals and his assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company's business objectives. The Compensation Committee and the Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options.

Since the Company's initial public offering, stock options have been granted at an exercise price equal to the closing price of the Company's common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. Stock option grants are made by the Compensation Committee. The Company’s annual equity awards are typically made by the Compensation Committee in October or early November of each year, following the close of the Company’s fiscal year and as part of the process of approving the annual budget for the new year. The Company typically does not make option awards other than annually except in certain cases for key members of management hired during the course of a year.

Our Compensation Committee administers our stock option plan. The purpose of the stock option plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;

•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and how many options to grant to eligible persons under our stock option plan, consideration is given to each individual's past performance and contribution to the Company as well as that individual's expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process, each year the Chief Executive Officer (the “CEO”), after consultation with each other named executive, establishes that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. The CEO also considers the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the CEO’s evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive’s performance. This evaluation provides the basis for the CEO’s recommendation to the Compensation Committee of stock option awards for each named executive. The Compensation Committee meets with the CEO and discusses his recommendations with him before meeting separately in executive session to discuss the CEO’s recommendations and making a final determination of the stock option awards to the named executives. The Compensation Committee applies similar factors in determining the stock option award to the CEO. The Compensation Committee’s evaluation of the CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the CEO’s performance.

In October 2008, the Compensation Committee authorized awards of options to our named executive officers and a number of other employees. The awards to each of our named executive officers were as follows and each had an exercise price of $12.25, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant:

•	Mr. Buck was granted options to acquire 50,000 common shares;
•	Mr. Isabella was granted options to acquire 40,000 common shares;
•	Mr. Grace was granted options to acquire 35,000 common shares; and
•	Mr. Cooper was granted options to acquire 12,000 common shares.

Employment Agreements

The Compensation Committee reviews and approves any employment agreement entered into with our senior executives. We had an employment agreement with Mr. Buck that expired in November 2008. The board and Mr. Buck mutually agreed to allow Mr. Buck’s employment agreement to expire, although he has continued serving as our CEO. The employment agreement limits Mr. Buck's ability to compete with us for 18 months after his employment ends and this provision of his employment agreement remains in effect, given his continued employment.

Stock Ownership Guidelines

We do not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through option grants and with an option to invest in the Company's stock in our 401(k) plan.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants' before-tax contributions up to 3% of eligible compensation. During fiscal 2009, we contributed a match of $6,900 for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the board of directors. Total Company profit-sharing contributions of approximately $3.4 million were made for fiscal 2009 and allocated to participants' accounts based on a formula that considers a participant's compensation below and above the social security taxable base, up to certain IRS limits ($230,000 for fiscal 2009).

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive's compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and other specified officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company is currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Compensation for Fiscal Year 2010

In setting executive compensation for the fiscal year ending September 30, 2010 (“fiscal 2010”), the Compensation Committee followed the same methodology used in setting executive compensation for prior years, including consideration of the 2009 Lyons, Benenson & Company review report mentioned above. Based in part on this review, executive compensation for fiscal 2010 generally will follow the same methodology as in 2009, with the exception that the percentage of executive officer performance bonuses that are based upon achievement of earnings targets versus individual performance objectives will differ from 2009 depending upon the officer’s position, with a greater weight given to the achievement of the earnings targets and less to the discretionary portion.

With respect to base salaries, the Compensation Committee most recently reviewed Mr. Buck's base salary in November 2009 and set his salary at $577,830 for fiscal 2010. The Compensation Committee set Mr. Isabella’s base salary for fiscal 2010 at $471,240, Mr. Grace's base salary at $427,650 and Mr. Cooper's base salary at $355,365. These salaries each reflect a 2% increase for fiscal 2010 and were based on the Compensation Committee’s annual considerations discussed above.

With respect to annual cash incentives for fiscal 2010, a base bonus amount has again been set for each participant. The bonuses for our named executive officers will be based 90% on a Company-wide income before taxes target and 10% on qualitative performance evaluations by the Compensation Committee of our Chief Executive Officer and by our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. If the income before taxes target is not met at the 100% level, the participant's bonus with respect to that target is pro rated on a straight line basis if the participant achieves a range of 85% to 100% of target, with no bonus paid at less than 85% of target. The qualitative performance evaluations consider such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant can receive an additional maximum performance bonus if income before taxes exceeds 100% of target, generally up to an amount equal to 60% of the base bonus (100% for Mr. Buck and 50% for Mr. Isabella). If the Company exceeds the target, the named executives each earn a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeds the target, up to their respective maximum performance bonus amount. The named executives have an opportunity to earn total bonuses for fiscal 2010 of up to $695,640 (Mr. Buck), $673,200 (Mr. Isabella), $314,970 (Mr. Grace) and $220,518 (Mr. Cooper), respectively.

With respect to equity compensation, in November 2009 the Compensation Committee authorized awards of options to our named executive officers and a number of other key employees, using the same consideration as in previous years. The awards to each of our named executive officers were as follows and each had an exercise price of $14.45, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant:

•	Mr. Buck was granted options to acquire 41,100 common shares;
•	Mr. Isabella was granted options to acquire 31,100 common shares;
•	Mr. Grace was granted options to acquire 26,100 common shares; and
•	Mr. Cooper was granted options to acquire 15,000 common shares.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

James J. Gaffney, Chairman	Stuart A. Randle	Wilson B. Sexton

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2009, 2008 and 2007, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2009, and by our other executive officers who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert R. Buck Chairman & Chief Executive Officer	2009	569,123		293,766	682,000	34,090	1,578,980
	2008	554,231	152,656	287,346	397,344	27,694	1,419,271
	2007	515,000	180,250	234,536		36,310	966,096
Paul M. Isabella(5) President and Chief Operating Officer	2009	464,369		138,007	660,000	97,509	1,359,885
	2008	384,154		50,094	498,750	35,552	968,550

David R. Grace Senior Vice President and Chief Financial Officer	2009	421,415		186,428	308,792	33,730	950,365
	2008	402,372		173,437	251,680	26,861	854,349
	2007	363,000	100,000	184,578		33,972	681,550
Ross D. Cooper Senior Vice President, General Counsel and Secretary	2009	350,011		139,435	216,194	33,818	739,458
	2008	340,852		135,043	188,640	25,847	690,381
	2007	330,000	80,500	117,930		19,287	547,717

(1)	In fiscal 2008, represents discretionary bonus paid to CEO during the first quarter of fiscal 2009. In fiscal 2007, represents discretionary bonuses paid to executive officers in the first quarter of fiscal 2008.
(2)	Reflects the dollar amount of expense recognized for financial statement reporting purposes with respect to outstanding stock options in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123R”). Amounts therefore include expenses related to stock options granted in and prior to fiscal 2009, 2008 and 2007, as applicable, disregarding estimates of forfeitures related to service-based vesting conditions. Assumptions used in calculating these amounts are included in Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2009.
(3)	These incentive amounts were paid during the first quarter of the following fiscal year.
(4)	Includes Company matching and profit-sharing contributions to the 401(k) plan, auto allowances and fuel cost reimbursements. For Mr. Isabella for 2009 and 2008, also includes certain housing and commuting airfare costs paid by us. We are providing an apartment for Mr. Isabella in Herndon, VA pending his relocation and covering his related housing costs ($38,197 in 2009) and commuting airfare costs from Houston, along with associated gross-up income tax reimbursements (totaling $17,339 in 2009).
(5)	Mr. Isabella was hired November 19, 2007.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2009.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options (b) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($) (c)
		Threshold ($)	Target ($)	Maximum ($)
Robert R. Buck	October 22, 2008	10,230	341,000	682,000	50,000	12.25	319,365
Paul M. Isabella	October 22, 2008	13,200	440,000	660,000	45,000	12.25	255,492
David R. Grace	October 22, 2008	5,790	192,995	308,792	35,000	12.25	223,556
Ross D. Cooper	October 22, 2008	3,537	117,900	216,194	12,000	12.25	76,648

(a)	The non-equity incentive plan awards above were based on Company-wide income before taxes and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(b)	These options vest (i.e., become exercisable) in three equal parts on the first, second and third anniversaries of the grant date and expire ten years from the date of grant.
(c)	This column shows the grant date fair value of stock options awarded to the named executives in fiscal 2009, computed in accordance with SFAS 123R. Assumptions used in calculating these amounts are included in Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2009.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2009:

Outstanding Equity Awards at Fiscal Year-End(1)

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert R. Buck	42,366	0	2.33	October 20, 2013
	37,500	0	18.64	November 2, 2015
	26,667	13,333	22.46	October 24, 2016
	10,000	20,000	9.50	October 22, 2017
	0	50,000	12.25	October 22, 2018
Paul M. Isabella	15,000	30,000	8.04	November 19, 2017
	0	40,000	12.25	October 22, 2018
David R. Grace	33,000	0	11.87	November 4, 2014
	21,000	0	18.64	November 2, 2015
	14,000	7,000	22.46	October 24, 2016
	8,334	16,666	9.50	October 22, 2017
	0	35,000	12.25	October 22, 2018
Ross D. Cooper	25,000	0	22.16	July 5, 2016
	6,667	3,333	22.46	October 24, 2016
	3,334	6,666	9.50	October 22, 2017
	0	12,000	12.25	October 22, 2018

(1)	All options were granted on the date which is ten years prior to the expiration date for such grants. All options granted under our 2004 Stock Plan vest in three equal parts on the first, second and third anniversary of the date of grant.

OPTION EXERCISES

The following table sets forth certain information regarding options exercised by the named executive officers during the fiscal year ended September 30, 2009.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert R. Buck	200,000	$1,934,704
Paul M. Isabella	—	—
David R. Grace	—	—
Ross D. Cooper	—	—

(1)	Value is calculated by multiplying the difference between the market price and exercise price on the date of the exercise of the option by the number of common shares acquired upon exercise of the option.

Potential Payments Upon Termination or Change-in-Control

Stock Option Agreements

Pursuant to stock option agreements with our named executive officers, all of their outstanding stock options will vest upon death or disability and in the event of a change in control. Based on the price of the Company's stock of $15.98 as of September 30, 2009, the values of unvested stock options for the named executives as of that date were as follows: Mr. Buck — $378,983, Mr. Isabella — $434,983, Mr. Grace — $278,479 and Mr. Cooper — $110,906.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2009, the Compensation Committee of our board of directors was comprised of James Gaffney, Stuart Randle and Wilson Sexton. There are no Compensation Committee interlocks. None of the members of the compensation committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The following table provides compensation information for the year ended September 30, 2009 for each of our non-employee directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
H. Arthur Bellows, Jr.	70,000	75,075	145,075
James J. Gaffney	65,000	75,075	140,075
Peter M. Gotsch	67,500	75,075	142,575
Andrew R. Logie	40,000	75,075	115,075
Stuart A. Randle	55,000	75,075	130,075
Wilson B. Sexton	57,500	75,075	132,575

(1)	Amounts represent expense recognized for financial statement reporting purposes with respect to all outstanding stock options for fiscal 2009 in accordance with SFAS 123R. Please refer to Note 2 of the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in and prior to fiscal 2009.
(2)	Messrs. Bellows, Gaffney, Gotsch, Logie, Randle and Sexton were each awarded 14,851 options at an exercise price of $11.90 in fiscal 2009 with a grant date fair value of approximately $90,055. Options vest on the first anniversary of the dates of the grants. At September 30, 2009, the aggregate number of option awards outstanding for each non-employee director was as follows: Mr. Bellows 89,851; Mr. Gaffney 89,851; Mr. Gotsch 48,601; Mr. Logie 37,351; Mr. Randle 67,351; and Mr. Sexton 89,851.

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $40,000;
•	an annual option grant valued at approximately $90,000 based on a Black-Scholes calculation;

•	an additional annual retainer of $20,000 for the Audit Committee Chair and $10,000 for the other committee chairs; and
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees.

Also, additional fees may be payable if the number of board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our board of directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.beaconroofingsupply.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions among related parties and us.

We currently lease two buildings, at a cost of approximately $0.4 million in fiscal 2009, from a limited liability company that is partly owned by Andrew R. Logie, director. The director’s interest in the dollar value of these lease arrangements, which were approved by our Audit Committee, was approximately 33% at September 30, 2009. We believe that the terms of these leases approximate those we would negotiate in arms-length transactions with unrelated third parties.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS
WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2010 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2009, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2011 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 7, 2010. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 8, 2010 and no later than November 7, 2010, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

/s/ Ross D. Cooper

ROSS D. COOPER, Secretary
Herndon, Virginia
January 7, 2010

Beacon Roofing Supply, Inc.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SET FORTH BELOW.

1. To elect the following nominees to serve on our Board of Directors until the 2011 annual meeting of shareholders or until their successors are duly elected and qualified.

01 - Robert R. Buck
02 - H. Arthur Bellows, Jr.
03 - James J. Gaffney
04 - Peter M. Gotsch
05 - Andrew R. Logie
06 - Stuart A. Randle
07 - Wilson B. Sexton

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

3. In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 0 2 4 1 1 6 2

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